Exhibit 21

LIST OF HECLA MINING COMPANY SUBSIDIARIES

List of Subsidiaries

Hecla Limited, a Delaware corporation

Hecla Canada Ltd., a Federal Canadian corporation

Hecla Silver Valley, Inc., a Delaware corporation

Hecla Mining Company of Canada Ltd., a Federal Canadian corporation

Hecla Ventures Corp., a Nevada corporation

Burke Trading, Inc., a Delaware corporation

Industrias Hecla, S.A. de C.V., a Mexican corporation

Minera Hecla, S.A. de C.V., a Mexican corporation

Minera Hecla Venezolana, C.A., a Venezuelan corporation

El Callao Gold Mining Company, a Delaware corporation

El Callao Gold Mining Company de Venezuela, S.C., a Venezuelan corporation

Drake-Bering Holdings B.V., a Netherlands corporation

Hecla Alaska LLC, a Delaware limited liability company (Greens Creek Joint Venture)